Exhibit 99.1

MIDDLEFIELD BANC CORP. – DIVIDEND REINVESTMENT PLAN AUTHORIZATION CARD

I hereby authorize the Dividend Reinvestment Plan Administrator and Middlefield Banc Corp. to apply cash dividends from common stock of Middlefield Banc Corp. registered in my name, and/or credited in my account under this Plan, and any optional cash payments made by me in accordance with the Plan, to the purchase of full and fractional shares of Middlefield Banc Corp. common stock.

To enroll in the Dividend Reinvestment Plan, return your completed Authorization Card to the Plan Administrator at the following address –

American Stock Transfer & Trust Company LLC

P.O. Box 922

Wall Street Station

New York, New York 10269-0560

Please print your name (exactly as it appears on your registered common stock) and address:

Name:

Address:                                                                       (street)

                                         (city),                          (state),                  (zip code)

Check One Box Only and then Sign and Date below:

☐  FULL DIVIDEND REINVESTMENT on all shares held, with the option of purchasing stock with optional cash payments

☐  PARTIAL DIVIDEND REINVESTMENT on            shares held (must be at least 10% of your shares), with the option of purchasing stock with optional cash payments

IF YOU ALSO WISH TO MAKE AN OPTIONAL CASH PAYMENT: I also wish to make an optional cash payment in the amount of $                                     (check payable to the American Stock Transfer & Trust Company LLC)

All stockholders must sign and date:

Stockholder Signature

Area Code – Telephone Number

Dated:

Completion of this card authorizes Middlefield Banc Corp. to enroll you in the Dividend Reinvestment Plan in one of the following ways:

FULL DIVIDEND REINVESTMENT – The dividends on all shares of Middlefield Banc Corp. common stock registered in your name as well as shares credited to your account under the Plan will automatically be reinvested in additional shares of common stock. You may also make optional payments.

PARTIAL DIVIDEND REINVESTMENT – The dividends solely on the number of shares that are specified on the authorization card will be applied toward the purchase of additional common stock, provided that you specify dividend reinvestment on at least 10% of your shares. You may also make optional payments.

OPTIONAL CASH PAYMENTS – Optional cash payments may be made at any time by any stockholder who enrolls for full dividend reinvestment or who enrolls for partial dividend reinvestment. The minimum optional cash payment is $50 and the maximum amount is $50,000 annually. To make an optional cash payment with this Authorization Card, indicate the amount and enclose a check payable to the order of the American Stock Transfer & Trust Company LLC.

Your participation in the Plan and the Plan Administrator’s authorization herein are subject to the terms and conditions set forth in the Prospectus describing the Plan. No interest will be paid on any amounts pending investment.